SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 28, 2017

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Varian Medical Systems, Inc. (the “Company”) appointed José Baselga, Physician-in Chief at Memorial Sloan Kettering Cancer Center, and Jean-Luc Butel, Senior Adviser to McKinsey Healthcare Practice, to the Board effective March 1, 2017. The Board had not determined on which committees of the Board the new directors would serve. None of the new directors is a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

In accordance with the Company’s current program for compensation of non-employee directors, Dr. Baselga and Mr. Butel will each receive an annual retainer in the amount of $100,000, which can be received in cash or in the form of the Company’s common stock, at the election of such director. In addition, Dr. Baselga and Mr. Butel will each be granted equity compensation in the form of shares of the Company’s common stock having a value of $160,000, as determined by the closing stock price on the date of grant. The equity compensation is expected to be granted on March 1, 2017.

On March 1, 2017, the Company issued a press release regarding the appointment of Dr. Baselga and Mr. Butel to the Board, a copy of which is attached as Exhibit 99.1 and incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 1, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ John W. Kuo
Name:	John W. Kuo
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: March 1, 2017

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EXHIBIT INDEX

Number	Exhibit

99.1	Press Release dated March 1, 2017